EXHIBIT 99.1

Contact:

Patricia Baronowski
Pristine Advisers, LLC
(631) 756-2486

EQUUS ANNOUNCES FOURTH QUARTER NET ASSET VALUE

HOUSTON, TX – March 31, 2020 – Equus Total Return, Inc. (NYSE: EQS) (the “Fund” or “Equus”) reports net assets as of December 31, 2019, of $46.0 million, a decrease of approximately $3.0 million since September 30, 2019. Net asset value per share decreased to $3.40 as of December 31, 2019 from $3.63 as of September 30, 2019. Comparative data is summarized below (in thousands, except per share amounts):

As of the Quarter Ended	12/31/2019	9/30/2019	6/30/2019	3/31/2019	12/31/2018
Net assets	$45,989	$49,024	$47,933	$46,552	$43,495
Shares outstanding	13,518	13,518	13,518	13,518	13,518
Net assets per share	$3.40	$3.63	$3.55	$3.44	$3.22

The following were the portfolio companies that had significant changes to their fair values during the fourth quarter of 2019:

•	Decrease in the Value of Equus Energy. The Fund established Equus Energy, LLC (“Equus Energy”) as a wholly-owned subsidiary in 2011 to be used as a platform for energy-related investments, with particular emphasis on oil and gas enterprises. Equus Energy owns various working interests, which are presently derived from 141 producing and non-producing oil and gas wells, including associated development rights of approximately 21,520 acres, situated on 11 separate properties in Texas and Oklahoma. The working interests range from a de minimus amount to 50% of the leasehold that includes these wells. Also included in the interests acquired by Equus Energy are working interests of 7.5% and 2.5% in the Burnell and North Pettus Units, respectively, which collectively comprise approximately 13,000 acres located in the area known as the “Eagle Ford Shale” play. During the fourth quarter of 2019, the price of natural gas continued to decline and the short and long-term pricing curves for oil and gas declined substantially, resulting in a decline in the fair value of this holding from $10.5 million as of September 30, 2019 to $8.0 million as of December 31, 2019. The Fund received advice and assistance from a third-party valuation firm to support its determination of the fair value of this investment. Recent events, however, may likely have a materially negative impact on the value of this investment as of the end of the first quarter of 2020 (see A Note About the Coronavirus and Other Events below).

•	Increase in the Value of MVC Capital Shares. The trading price of MVC Capital, Inc.’s (“MVC”) common stock increased from $8.90 per share on September 30, 2019 to $9.17 per share as of December 31, 2019. In addition, the Fund also received 10,338 MVC shares as dividends during the quarter, resulting in a total of 563,894 MVC shares held at December 31, 2019. The fair value of this holding increased from $5.0 million at September 30, 2019 to $5.2 million as of December 31, 2019. Recent events, however, may likely have a materially negative impact on the value of this investment as of the end of the first quarter of 2020 (see A Note About the Coronavirus and Other Events below).

A Note About The Coronavirus and Other Events

The Impact of the Coronavirus Generally. The introduction in late 2019 of SARS-CoV-2, also known as the pathogen that causes COVID-19, coronavirus disease, or simply, the “coronavirus”, has had a substantial detrimental impact on markets and economic forecasts for governments and businesses worldwide, and could have a materially adverse impact upon our operations and that of our portfolio companies, although the extent of the impact cannot be determined at the present time. The World Health Organization has declared the coronavirus a pandemic, underscoring the global nature of the spread of the virus and, as of the date of filing of this release, the President of the United States has declared a national emergency to enable federal and state governments to access federal emergency funds and resources. National, state, and local governments across the United States have already implemented significant travel, movement, and assembly restrictions, as well as restrictions on the movement of goods, all of which are expected to have a material adverse impact upon consumer and business demand. If the coronavirus continues to spread, or if the economic disruption caused thus far by the coronavirus continues, our operations and financial condition could be materially adversely affected.

Impact of the Coronavirus on Our Operations. The highly contagious nature of the coronavirus has caused numerous private and public organizations to substantially alter the way in which they operate. Many such organizations have, to the extent possible, required employees to work remotely to reduce opportunities for contagion. We have also taken steps to minimize the exposure of our employees and service providers by requiring all such persons to work from a remote location. We utilize a cloud-based storage and retrieval system for our records and can communicate electronically or by telephone with third parties such as our financial institutions, legal and accounting advisors, and our portfolio companies. However, government directives on social distancing and shelter-in-place mandates have rendered us unable to travel to attend board meetings, negotiations, and other functions which are endemic to the interpersonal nature of private equity investing. Should these disruptions and restrictions on travel continue as a result of the coronavirus, we cannot, therefore, assure you that our operations will not be materially adversely affected thereby.

Impact of the Coronavirus on Our Portfolio Companies. Our portfolio companies may be affected by various force majeure events that include the recent global outbreak of the coronavirus. These events may have a material adverse impact on our portfolio companies’ supply chains, limit access to key commodities or technologies, otherwise impact their customers, manufacturers or suppliers or otherwise cause material disruptions to their industry or the industries they serve. In the case of the coronavirus, such a force majeure event could have a broader negative impact on the world economy and international business activity generally. A substantial negative impact to one or more of our portfolio companies as a result of the coronavirus could have a material adverse effects on our business, financial condition and results of operations.

Impact of Geopolitical Events and the Coronavirus on the Oil and Gas Sector. The substantial recent downturn in world markets has been prominent in the oil and gas sector, with crude prices falling to 18-year lows in mid-March 2020. The collapse in prices was the result of a price war between the Russian Federation and Saudi Arabia and a massive drop in forecasted demand as a consequence of the coronavirus. Should prices not recover to sustainable levels, a number of smaller oil and gas firms that have incurred leverage could experience severe economic challenges, including insolvency and bankruptcy. Other firms, such as Equus Energy, could see future capital expenditures to generate additional reserves from existing mineral interests postponed indefinitely, which could have a material adverse effect upon the operations and financial condition of Equus Energy.

About Equus

The Fund is a business development company that trades as a closed-end fund on the New York Stock Exchange under the symbol "EQS". Additional information on the Fund may be obtained from the Fund’s website at www.equuscap.com.

This press release may contain certain forward-looking statements regarding future circumstances. These forward-looking statements are based upon the Fund’s current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements including, in particular, the performance of the Fund, including our ability to achieve our expected financial and business objectives, and the other risks and uncertainties described in the Fund’s filings with the SEC. Actual results, events, and performance may differ. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date hereof. Except as required by law, the Fund undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by the Fund or any other person that the events or circumstances described in such statements are material.